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Exhibit 10.10

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into effective the 1st day of October, 2004, by and between COPANO/OPERATIONS, INC., a Texas corporation (the "Company"), and JAMES J. GIBSON, III ("Employee").

        1.     Employment.

        This Agreement terminates and replaces the Employment Agreement dated October 1, 2001, between the Company and Employee. The Company hereby agrees to employ the Employee and the Employee hereby accepts employment upon the terms and conditions specified in this Agreement.

        2.     Duties and Responsibilities.

        2.1   The Employee shall devote his full business time, efforts, and abilities to the Company for the profit, benefit, and advantage of the Company, and shall promptly obey and comply with all lawful rules, regulations, and orders that may be issued from time to time by the Company and/or other entity affiliated with the Company. The Employee also agrees to perform, without additional compensation, such other management and supervisory services for any parent, subsidiary, partnership, joint venture, or other entity affiliated with the Company as may be reasonably requested.

        2.2   The Employee shall be employed to serve as Vice President, Processing, for Copano Energy, L.L.C., Copano Processing (Texas) L.L.C. and Copano Field Services/Central Gulf Coast (Texas) L.L.C. and Vice President for Copano NGL Services (Texas) L.L.C. reporting to the Chief Operating Officer of the Company. During the term hereof, the Employee shall oversee the Operations Manager of Copano Processing, Copano Field Services/Central Gulf Coast and Copano NGL Services, manage all commercial aspects of Copano Processing and Copano NGL Services and perform such services and functions as may be designated from time to time by the Company, Copano Processing, and/or Copano NGL Services, which duties shall have similar responsibilities and shall not require a relocation of Employee's residence.

        2.3   The Employee represents and warrants that Employee has no prior obligations, written or oral, including confidentiality agreements or other agreements, which restrict Employee's ability to enter into this Agreement or to perform any duties for the Company other than Employee's customary obligation to give notice to his current employer. Employee agrees to indemnify and hold harmless the Company from any breach of the above representations and warranties, including any and all attorney's fees, costs, and damages the Company may have incurred in connection therewith.

        3.     Compensation.

        3.1   In consideration for his services hereunder during the term of the Employee's employment under this Agreement and the covenants contained in this Agreement, Employee shall be paid beginning on October 1, 2004, the amount of Ten Thousand Two Hundred Twenty Six and 08/100 Dollars ($10,226.08) per month ("Salary"), payable in accordance with the usual payroll practices of the Company and subject to all customary payroll deductions. The Salary shall be adjusted at the end of each year of employment to reflect any change in the cost of living by multiplying the Salary for the prior year by a fraction, the numerator of which is the Consumer Price Index-All Urban Consumers ("CPI") for the month most recently released by the Bureau of Labor Statistics of the United States Department of Labor and the denominator of which is the CPI for the identical month in the preceding year or such greater amount as determined in the sole discretion of the Company at such time as general salary reviews are conducted by the Company for all employees.

        3.2   In addition to the Salary set forth in Paragraph 3.1, Employee shall be paid, on a quarterly basis, a bonus amount within the Board of Directors of the Company's sole discretion taking into consideration Employee's performance and other relevant circumstances.

        3.3   During the term of the Employee's employment under this Agreement, the Employee also shall be entitled to receive the following:

          (a)   participation in the Company's medical, dental, life and long-term disability insurance plans for Employee and Employee's dependents. In the event Employee has no dependents participating in the Company's medical and dental plans, Employee shall be entitled to a payment equal to the difference between the average cost of such premiums for all employees of the Company and the actual cost of such premiums for the Employee;

          (b)   an allowance of $700.00 per month for the use of Employee's automobile for business purposes of Company. Additionally, the Company will reimburse Employee for routine maintenance expenses and gasoline expenses incurred for Company purposes;

          (c)   reimbursement of reasonable expenses related to the performance of his duties hereunder; provided, however, that in order to be reimbursed the Employee must submit vouchers or other satisfactory evidence of such expenses as required by Company policies;

          (d)   Eighteen (18) days of paid vacation per work year earned ratably per year and all holidays for which the Company is not open for business. Employee shall also be entitled to reasonable compensation time to reflect time spent outside normal business hours for Company purposes; and,

          (e)   participation in the Company's 401k or similar plan and any matching contributions made by the Company.

        4.     Term and Termination.

        4.1   Subject to other provisions of this Agreement, Employee's employment with the Company is for a one (1) year term and shall continue thereafter from month to month until terminated by either party with thirty (30) days written notice. 4.2 Employee's employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the "Termination Date"):

          (a)   The termination of the Agreement pursuant to Paragraph 4.1.

          (b)   Employee's employment pursuant hereto shall terminate in the event of the death or Disability of Employee. For purposes of this Agreement, "Disability" shall mean the failure of Employee to be able to perform Employee's duties hereunder for a period of not less than ninety days by reason of disability. For purposes of this Agreement, Employee shall be deemed to have become disabled when a qualified physician determines, pursuant to the Company's long term disability plan, that Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing Employee's duties under this Agreement. Before making any termination decision pursuant to this Paragraph 4.2, the Board of Directors of Company shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Employee to perform the essential functions of Employee's position under this Agreement despite the existence of any such disability. If such a reasonable accommodation is possible, Employer shall make that accommodation and shall not terminate Employee's employment hereunder based on such disability.

          (c)   Employer may terminate Employee's employment under this Agreement for cause without any prior notice (except as specifically set forth below), upon the occurrence of any of the following events:

            (1)   any embezzlement or wrongful diversion of funds of Employer or any affiliate of Employer by Employee;

            (2)   gross malfeasance by Employee in the conduct of Employee's duties;

            (3)   material breach of this Agreement and failure of Employee to cure such breach after notice and reasonable opportunity to cure such breach; or

            (4)   gross neglect by Employee in carrying out Employee's duties.

        4.3   Subject to Paragraph 4.4, in the event the Company elects to terminate this Agreement pursuant to Paragraph 4.2(a) prior to October 1, 2006,, the Employee shall be entitled to receive (a) severance compensation equivalent to twenty percent (20%) of the aggregate of the Employee's Salary from the Termination Date through September 30, 2006, (b) reimbursement of expenses up to the effective date of termination, (c) an amount equal to any earned but unused vacation time based upon the then Salary computed on a daily basis all subject to all customary payroll deductions and (d) any bonus granted but not paid. In the event of termination of employment pursuant to Paragraph 4.2(a) after September 30, 2006, the Employee shall be entitled to receive severance compensation equivalent to twenty percent (20%) of the aggregate of the Employee's Salary from the Termination Date through September 30, 2011, and (b) through (d) above..

        4.4   In the event of Company elects to terminate this Agreement pursuant to    Paragraph 4.2(a) Employee shall be entitled to payment of the greater of (1) any severance amount provided for in any Company sponsored severance plan, if applicable, or amounts payable pursuant to Paragraph 4.3.

        5.     Confidential Information and Discoveries of the Company.

        5.1   The Employee will have access to confidential and/or proprietary information of the Company and any affiliates, including, but not limited to, corporate books and records, financial information, business plans, personnel information, lists of customers and suppliers, processes or dealings, patents, inventions, discoveries, information, data, programs, know how, knowledge, and other trade secrets (collectively, "Confidential Information"). "Confidential Information" shall also include but is not limited to confidential evaluations of, and the confidential use or non-use by the Company or any affiliates thereof of, technical or business information not in the public domain.

        To ensure the continued secrecy of the Confidential Information, the Employee agrees that he will not at any time during the term of the Employee's employment with the Company or for five (5) years thereafter, divulge such Confidential Information to any person or entity other than for the benefit of the Company or use such Confidential Information for himself or any other party whatsoever other than for the benefit of the Company.

        Upon the termination of his employment, the Employee shall not take from the Company, or otherwise retain, and shall surrender to the Company, any such Confidential Information and any records, files, notes, memoranda, or other documents, or copies thereof, relating to the business or affairs of the Company.

        The obligations of this Paragraph 5.1 shall not apply to Confidential Information that: (a) at the time of the Employee's employment by the Company was in the public domain; (b) is or becomes generally available in the public domain other than pursuant to a breach by the Employee of his obligations under this Paragraph 5.1; or (c) the Employee proves that such Confidential Information was acquired after the date of this Agreement, from a third party and such third party did not obtain such Confidential Information from the Company subject to or in violation of obligations similar to those set forth in this Paragraph 5.1.

        5.2   Any and all inventions, discoveries, ideas, concepts, improvements, processes, methods, designs, programs and/or know-how, whether or not patentable, or copyrightable that the Employee may conceive, discover, develop or make, either jointly or alone, during the Employee's term of employment with the Company, which relates in any way, to the business of natural gas gathering, processing and fractionization and the transportation of natural gas, liquids and condensates and: (a) for which the Company provided equipment, supplies, facilities, or Confidential Information; or (b) that was developed on or partially on the Company's time; or (c) that relates to the Company's then current business or business that the Company is planning to develop or to the Company's then actual or planned research or development or that results from any work performed by the Employee for the Company, shall be the sole and exclusive property of the Company (collectively, referred to as a "Company Invention"). All works of authorship related to any Company Invention created by the Employee during the term of this Agreement, solely or jointly with others, shall be considered works made for hire under the Copyright Act of 1976, as amended, and shall be owned entirely by the Company. Without limiting the generality of the foregoing, any Company Invention of the Employee relating to any subject matter on which the Employee worked or was informed of during his employment by the Company shall be presumed to have been conceived and made prior to the termination of his employment (unless the Employee proves that such Company Invention was conceived and made following the termination of his employment), and shall accordingly belong and be assigned to the Company and shall be subject to this Agreement. The Employee shall promptly disclose to the Company all Company Inventions that he may conceive or make, alone or with others, during the term of his employment with the Company, and that directly or indirectly are based on his knowledge of the information or the actual or anticipated business or interests of the Company or any of its affiliates.

        The Employee shall give all testimony and execute all patent applications, rights or priority, assignments and other documents and in general do all lawful things requested of the Employee by the Company to enable the Company to obtain, maintain, and enforce protection of such ideas, inventions and discoveries, and any improvements or modifications therein, for and in the name of the Company, or its nominee, in all countries of the world. However, should the Employee render any of these services following termination of his employment, the Employee shall be compensated at a rate per hour based upon the base wages the Employee received from the Company at the time of termination (assuming a 40 hour work week) and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

        6.     Agreement Not to Solicit.

        To induce the Company to enter into this Agreement, the Employee agrees, during the term of his employment, and for a period of twelve (12) months after the termination of his employment with the Company for any reason, the Employee will not, directly or indirectly, for his own account or for the account of others, employ any of the Company's employees or induce or attempt to induce any of the Company's employees to leave their employment, nor will the Employee in any other way interfere with the employee relations of the Company.

        7.     Non-Competition.

        7.1   The Employee acknowledges that he will obtain special knowledge in the course of his dealing with the Confidential Information identified in Paragraph 5. The Employee acknowledges that this Confidential Information is valuable to the Company and creates a high risk and opportunity for Employee to misappropriate this Confidential Information. Employee acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

        7.2   The Employee, except in furtherance of the Company's business, shall not during his employment and for a period ending twelve (12) months thereafter, either directly or indirectly, (a) make known to any person, firm, or corporation the names and addresses of any of the customers or suppliers of the Company or contacts of the Company or any other information pertaining to such persons or (b) call on, solicit, or take away, or attempt to call on, solicit, or take away any of the customers or suppliers of the Company on whom the Employee called or with whom the Employee became acquainted during the Employee's association with the Company, whether for the Employee or for any other person, firm, or corporation, or (c) disparage the Company or any of its stockholders, directors, officers, employees, or agents.

        7.3   Employee acknowledges and agrees that the Agreements set forth above are ancillary to an otherwise enforceable agreement and supported by independent, valuable consideration as required by Tex. Bus. & Com. Code Ann. §15.50. Employee further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained are reasonable and acceptable to Employee and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Company. Employee further agrees that if, at some later date, a court of competent jurisdiction determines that this Agreement does not meet the criteria set forth in Tex. Bus. & Com. Code Ann. §15.50, this Agreement shall be reformed by the court, pursuant to Tex. Bus. & Com. Code Ann. §15.51(c), and enforced to the maximum extent permitted under Texas law.

        8.     Remedies.

        The Employee acknowledges that the provisions of Paragraphs 5, 6, and 7 shall survive the termination of Employee's employment with the Company for any reason whatsoever and are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, in the event of breach or threatened breach of the provisions of Paragraphs 5, 6, or 7, it is understood and agreed that the Company shall be entitled to injunctive relief (without bond or other security being required) as well as any and all other applicable remedies at law and in equity. Should a court of competent jurisdiction declare any of these provisions unenforceable due to an unreasonable restriction, or for any other reason, such court shall have the express authority of the parties to this Agreement to reform such provisions and/or to grant the Company any and all other relief, at law or in equity, reasonably necessary to protect the interests of the Company.

The Employee expressly acknowledges that (a) he has been encouraged to obtain separate legal counsel in connection with the negotiation of this Agreement who can explain the legal effects of these provisions and (b) he considers these provisions to be reasonable.

        9.     Alternative Dispute Resolution.

        Except for actions involving requests by the Company for injunctive relief under Paragraph 8 hereof, the parties hereto hereby knowingly, voluntarily, and irrevocably agree that any disputes or conflicts in any way arising out of or relating to: (a) this Agreement or any amendment or modification or (b) the performance or breach of any of the matters described herein, may be mediated or arbitrated, at the written election of either party hereto. If a party makes a proper election to mediate under this paragraph, but such mediation efforts fail to resolve the subject dispute(s) between the parties, the parties shall be bound to resolve the subject dispute(s) by binding arbitration; provided that nothing in this sentence shall be read to require a party to first elect to mediate any dispute hereunder prior to electing to arbitrate. If the subject dispute(s) are ultimately resolved by arbitration, the parties hereto irrevocably agree to be bound by all findings of fact and conclusions of law of the arbitrator selected. The election of a party under this paragraph shall be by delivery of written notice to the opposing party; provided that if a legal proceeding relating to the subject dispute (other than a proceeding for injunctive relief under Paragraph 8 hereof) has previously been filed in any court of competent jurisdiction, then such notice of election under this paragraph shall be delivered within forty five (45) days of the date the electing party receives service of process in such legal proceeding. Any such mediation or arbitration shall be conducted in Houston, Texas, and shall proceed in accordance with the Employment Dispute rules of JAMS/ENDISPUTE COMPANY (the "JAMS Rules") except as provided otherwise herein, including selection of a single independent mediator and/or arbitrator. JAMS/ENDISPUTE or any successor entity shall be the appointing and administrative agency. If as of the date of a proper election made by a party under this paragraph, the JAMS Rules are not then in effect, the mediation and/or arbitration shall proceed in accordance with the commercial rules of the American Arbitration Association. All federal and state substantive and procedural laws applicable to this Agreement relating to arbitration or mediation of conflicts shall be fully complied with by the parties.

        Unless the parties otherwise agree, each party may conduct discovery prior to any mediation or arbitration hearing in accordance with the Texas rules of civil procedure and evidence. Additionally, there shall be no evidence by affidavit allowed, and each party shall disclose a list of all documentary evidence to be used, a list of all witnesses, and experts to be called by the party at least twenty (20) days prior to the mediation or arbitration hearing.

        To the maximum extent permitted by law, each party knowingly, voluntarily, and intentionally waives any right to consequential, exemplary, or punitive damages regardless of the forum for the proceedings. The provisions of this Paragraph 9 shall survive the termination of this Agreement for any reason whatsoever.

        10.   Miscellaneous.

        10.1 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to be delivered three (3) business days after deposit in the United States mail, postage prepaid, addressed as follows:

Company:	Copano/Operations, Inc. 2727 Allen Parkway, Suite 1200 Houston, Texas 77019 Attn: President
Employee:	James J. Gibson, III 2205 Lakeway Drive Friendswood, Texas 77546

        Notice given in any other manner shall be effective when delivered to the addressee. The address for notice may be changed by notice given in accordance with this provision.

        10.2 Drug Testing. Employee acknowledges and agrees that he may be required to submit to random drug and/or alcohol screening tests while employed by the Company. Employee agrees that the results of any blood and/or urine sample test results may be revealed to the Company for its use and evaluation. Furthermore, Employee acknowledges and agrees that his refusal to submit to such testing can be grounds for immediate termination.

        10.3 Amendments. This Agreement and the documents referred to herein constitute the entire agreement between the parties with respect to the employment of the Employee and supersedes any prior agreements and may not be amended, supplemented, waived, modified, or amended except by written instrument executed by the parties hereto. There are no oral agreements between the parties.

        10.4 Preservation of Business: Fiduciary Responsibility. The Employee shall use his best efforts to preserve the business and organization of the Company, to keep available to the Company the services of its employees, to preserve the business relations of the Company, and the Employee shall not commit any act that might reasonably be expected to injure the Company. The Employee shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

        10.5 Assignments. The Company may not assign this Agreement without the consent of the Employee, except to Copano Energy, L.L.C. and any subsidiary thereof or in connection with a sale of substantially all of the assets of the Company and its affiliates or the merger or consolidation of the Company with a successor entity provided in such events such transferee entity assumes all of the obligations of the Company pursuant to this Agreement. The rights and obligations of the Employee hereunder are personal to him, and no such rights, benefits, duties or obligations shall be subject to voluntary or involuntary alienation, assignment, or transfer.

        10.6 Effect of Agreement. This Agreement shall be binding upon the Employee and his heirs, executors, administrators, and legal representatives and upon the Company and its successors and assigns.

        10.7 Waiver of Breach. The waiver by either party hereto of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver by such party of any subsequent breach of such other party.

        10.8 Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws (excluding conflicts of laws provisions) of the State of Texas. The Company and the Employee consent to the personal jurisdiction of all state and federal courts in Harris County, Texas, and agree that the proper, exclusive, and convenient venues for any mediation, arbitration, or litigation relating to this Agreement or any amendment or modification are Harris County, Texas, and each party waives any defense, whether asserted by motion or pleading, that Harris County, Texas, is an improper or inconvenient venue.

        10.9 Severability. If any provision of this Agreement is declared unenforceable, such declaration shall not affect the validity of any other provision of this Agreement.

        10.10 Construction. The headings contained in this Agreement are for reference purposes only and shall not affect this Agreement in any manner whatsoever. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

        10.11 Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall be deemed one instrument. The Employee acknowledges that he has read this Agreement and has been represented by separate legal counsel and he understands that executing this Agreement is a condition of his employment by the Company.

        INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY:
COPANO/OPERATIONS, INC.
By:	/s/ JOHN R. ECKEL, JR. John R. Eckel, Jr., Chairman of the Board and Chief Executive Officer
EMPLOYEE:
/s/ JAMES J. GIBSON, III James J. Gibson, III

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  Exhibit 10.10
EMPLOYMENT AGREEMENT